EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We have issued our report dated April 26, 2002 (May 15, 2002 with respect to the accounts of Laidlaw International SA), on our audit of the accompanying consolidated financial statements of Laidlaw Global Corporation and subsidiaries for the year ended December 31, 2001 included in the Annual Report on Form 10-KSB for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of Laidlaw Global Corporation and Subsidiaries on Form S-8 (File No. 333-49882, effective November 14, 2000).


Eisner LLP

New York, New York
April 11, 2003